Exhibit 2.2
EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT
This Tender and Support Agreement (“Agreement”) is made and entered into as of August 15, 2013, by and among: Maxim Integrated Products, Inc., a Delaware corporation (“Parent”), Victory Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and each of the stockholders set forth on Exhibit A, in their individual capacities (the “Stockholders”). Capitalized terms used but not defined herein have the definitions given to them in the Merger Agreement (as defined below).
Recitals
A.    Parent, Acquisition Sub and Volterra Semiconductor Corporation, a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof.
B.    Upon the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock, at a per share price of $23 in cash (such amount, or any greater amount per share paid pursuant to the Offer and the Merger Agreement, the “Offer Price”), without interest thereon and subject to any required Tax withholding.
C.    Following the Acceptance Time and upon the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Sub has agreed to merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (the merger of Acquisition Sub with and into the Company being referred to in the Merger Agreement as the “Merger”) and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer shall upon the Merger be canceled and converted into the right to receive cash in an amount equal to the Offer Price.
D.    As of the date of this Agreement, each of the Stockholders is, the beneficial owners of the shares of Company Common Stock opposite the name of such Stockholder set forth on Exhibit A (such shares of Company Common Stock, together with any and all other outstanding shares of capital stock of the Company beneficial ownership of which is acquired by the Stockholders after the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 5, including any outstanding shares of Company Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Covered Securities”).
E.    As a condition and inducement to Parent's and Acquisition Sub's willingness to enter into the Merger Agreement, Parent and Acquisition Sub have requested each Stockholder to, and each Stockholder (in such Stockholder's capacity as beneficial holder of the Covered Securities) has agreed to, enter into this Agreement concurrently with the execution of the Merger Agreement.

Agreement
The parties to this Agreement, intending to be legally bound, agree as follows:
Section 1. TENDER OF THE COVERED SECURITIES

1.1 Tender of the Covered Securities. Each Stockholder agrees to (a) irrevocably tender the Covered Securities (or to cause the Covered Securities to be tendered) into the Offer no later than seven business days after the receipt by such Stockholder of all Offer Documents, including the letter of transmittal with respect to the Covered Shares and other documents or instruments required to be delivered pursuant to the terms of the Offer, (b) not withdraw the Covered Securities (or to not cause the Covered Securities to be withdrawn) from the Offer at any time (unless this Agreement is terminated in accordance with Section 5) and (c) take all actions (or to cause all actions to be taken by its Affiliates) necessary to effectuate the foregoing. In furtherance of the foregoing, at the time of such tender, each Stockholder shall (i) deliver to the depositary agent or paying agent designated in the Offer (A) a letter of transmittal with respect to the Covered Securities complying with the terms of the Offer, (B) a certificate or certificates representing the Covered Securities or an “agent's message” (or such other evidence, if any, of transfer as the depositary agent or paying agent may reasonably request) in the case of a book-entry transfer of any Covered Securities and (C) all other documents or instruments, to the extent applicable, in the form required to be delivered by the other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Covered Securities to tender such Covered Securities pursuant to and in accordance with the terms of the Offer. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require any Stockholder or any of its Affiliates to exercise any stock option or other equity award or require any Stockholder to purchase any shares of Company Common Stock. Upon the termination of this Agreement, Parent and Acquisition Sub shall promptly return, and shall cause any depository or paying agent acting on behalf of Parent or Acquisition Sub to return, as soon as practicable (and in any event in accordance with applicable Legal Requirements), all tendered Covered Securities to each Stockholder.

Section 2. VOTING; RESTRICTIONS ON COVERED SECURITIES

2.1 Voting. From and after the date hereof until the Termination Date, each Stockholder irrevocably and unconditionally hereby agrees that if the Covered Shares have not been previously accepted for payment pursuant to the Offer, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, each Stockholder will (i) appear at such meeting or otherwise cause the Covered Securities to be counted as present thereat (including by proxy) for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Covered Securities beneficially owned by such Stockholder and entitled to vote thereat as of the relevant time, as follows (in each case, to the extent such matter is submitted to a vote or written consent of the Company's stockholders):
(a)in favor of the adoption of the Merger Agreement and the approval of the Merger, including each other action, agreement and transaction in furtherance of the Offer, the Merger Agreement and the Merger, to the extent contemplated thereby;
(b)against approval of any Acquisition Proposal, Acquisition Transaction or any agreement related thereto;
(c)against each of the following actions (other than the Offer, the Merger and the Contemplated Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any other Acquired Corporation; (ii) any sale, lease, transfer of a material amount of the assets of the Company or any other Acquired Corporation, taken as a whole; or (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any other Acquired Corporation;
(d)against any other action, agreement, proposal or transaction that would reasonably be expected to result in a material breach of any representation, warranty or covenant or any other obligation or agreement of such Stockholder under this Agreement, or, to the knowledge of such Stockholder, of the Company under the Merger Agreement; and

(e)against any other action, agreement, proposal or transaction that would reasonably be expected to compete with, impede, interfere with, delay or postpone, discourage, adversely affect or inhibit, in each case in any material respect the consummation of the Offer or the Merger in accordance with the Merger Agreement, including: (i) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement, who are nominated for election by a majority of the board of directors of the Company, or as otherwise provided in the Merger Agreement; or (ii) any material change in the present capitalization of the Company or any amendment or other change to the Company's certificate of incorporation or bylaws, except as may be contemplated by the Merger Agreement or as may be approved in writing by Parent.
Except as set forth in this Section 2.1, nothing in this Agreement shall limit the right of any Stockholder to vote any shares of Company Common Stock in favor of, or against, or to abstain from voting with respect to, any matter presented to the Company's stockholders, in its sole discretion.
2.2 Restrictions on Transfer. Except as contemplated by this Agreement, from and after the execution and delivery of this Agreement until the Termination Date, each Stockholder hereby agrees that such Stockholder shall not (a) directly or indirectly, sell, transfer, tender in any tender or exchange offer (other than the Offer), assign, pledge, hypothecate, gift, place in trust or otherwise dispose of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law, or limit its right, title or interest or right to vote in any manner any of the Covered Securities (each, a “Transfer”), or agree in writing to conduct a Transfer, (b) grant any proxies or powers of attorney with respect to any of the Covered Securities, deposit any of the Covered Securities into a voting trust or enter into a voting agreement, option agreement or other similar Contract with respect to any of the Covered Securities, (c) cause any of the Covered Securities to be, or become subject to, any liabilities, claims, liens, options, proxies, charges, participations and other Encumbrances of any kind or character whatsoever, other than those arising under the securities Legal Requirements or under the Company's governance documents (collectively, “Liens”), or (d) take any action with the express intention of making any representation or warranty of such Stockholder contained herein untrue or incorrect or preventing or disabling such Stockholder from performing any of its obligations under this Agreement, in each case, other than (i) (A) any Transfer to a spouse, parent, child, brother or sister, adopted child or grandchild of the Stockholder; (B) any Transfer to any trust, the trustees of which include only the Stockholder and/or the other Persons named in clause “(A)” of this sentence and the beneficiaries of which include only the Stockholder and/or the Persons named in clause “(A)” of this sentence; (C) any Transfer to any corporation, limited liability company or partnership, the shareholders, members or general and limited partners of which include only the Persons named in clause (A) or (B) of this sentence; (D) if the Stockholder is a trust, any Transfer to the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust; (E) any Transfer upon the death of the Stockholder; or (F) shares Transferred under a trading plan pursuant to Rule 10b5-1 under the Exchange Act that exists as of the date of this Agreement; provided, however, that prior to and as a condition to the effectiveness of any Transfer, (x) each proposed transferee agrees to be bound in writing by this Agreement, and (y) each proposed transferee agrees and acknowledges that such Person shall constitute a Stockholder for all purposes of this Agreement, or (ii) as Parent and Acquisition Sub may otherwise agree in writing. Each Stockholder hereby directs the Company to, promptly following the date hereof, deliver written instructions to the Company's transfer agent stating that the shares of Company Common Stock owned by such Stockholder may not be Transferred without the prior written consent of Parent or except as provided in this Agreement.

Sections 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDERS

3.1 Representations and Warranties. As of the date of this Agreement, each Stockholder represents and warrants to Parent and Acquisition Sub as follows: (a) such Stockholder has the capacity to execute and deliver this Agreement and to perform such Stockholder's obligations hereunder and has the power to vote and the power to dispose of the Covered Securities with no restriction on its voting rights or rights of disposition pertaining thereto, except as set forth in this Agreement or that may exist pursuant to the securities Legal Requirements; (b) this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or such Stockholder's performance hereunder; (c) assuming this Agreement constitutes the valid and binding agreement of Parent and Acquisition Sub, this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to any Enforceability Exceptions); (d) such Stockholder is the beneficial owner of the number of shares of Company Common Stock set forth by such Stockholder's name on Exhibit A free and clear of all Liens as of the date hereof; and (e) assuming any Consents, filings, registrations or permits to be obtained or made by Parent or Acquisition Sub are obtained or made, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require such Stockholder to file or register with, or obtain any Consent or permit of, any Governmental Authority other than filings with the SEC pursuant to the Exchange Act, or (ii) violate, or cause a breach of or default under, or conflict with, any Contract to which a Stockholder is party (with or without notice or lapse of time) or any Legal Requirements binding upon such Stockholder, except for in each case of (i) and (ii) such violations, breaches, defaults or conflicts which have had not or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Stockholder's ability to satisfy its obligations under this Agreement.

3.2 Covenants. From and after the execution and delivery of this Agreement until the Termination Date, each Stockholder hereby: (a) agrees not to exercise, assert or perfect, or attempt to exercise, assert or perfect, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to the Covered Securities; (b) agrees to permit Parent and Acquisition Sub to publish and disclose in the Offer Documents and, if the Required Company Stockholder Vote is required by the DGCL, the Proxy Statement, if, in each case, that Parent, Acquisition Sub or the Company, as applicable, reasonably determines is required to be disclosed by applicable Legal Requirements, such Stockholder's identity and ownership of Company Common Stock and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement; (c) agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Acquisition Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the Contemplated Transactions; (d) agrees not to issue any press releases or otherwise make any public statements with respect to the transactions contemplated herein without the written approval of Parent (which will not be unreasonably conditioned, delayed or withheld), except as may be required by applicable Legal Requirements; and (e) agrees to notify Parent promptly (and in any event within two business days) in writing of the number of any additional shares of Company Common Stock acquired by such Stockholder, if any, after the date hereof. From and after the execution and delivery of this Agreement until the Termination Date, each Stockholder hereby agrees that he will not solicit, initiate or knowingly encourage, assist or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (as each is defined in the Merger Agreement) from any Person.

3.3 Reliance by Parent and Acquisition Sub. Each Stockholder understands, acknowledges and agrees that Parent and Acquisition Sub are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other matters specified therein.

Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

4.1 Representations and Warranties of Parent and Acquisition Sub. Parent and Acquisition Sub represent and warrant to the Stockholders as follows: (a) Parent and Acquisition Sub have all necessary corporate power to execute and deliver this Agreement and to perform their respective obligations hereunder; (b) this Agreement has been duly executed and delivered by Parent and Acquisition Sub, and the execution, delivery and performance of this Agreement by Parent and Acquisition Sub have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub and no other actions or proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or Parent's or Acquisition Sub's performance hereunder; (c) neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require Parent or Acquisition Sub to file or register with, or obtain any permit or Consent of, any Governmental Authority other than filings with the SEC pursuant to the Exchange Act, or (ii) violate, or cause a breach of or default under, or conflict with, any Contract to which Parent or Acquisition Sub is party (with or without notice or lapse of time) or any Legal Requirement binding upon Parent or Acquisition Sub, except for such violations, breaches, defaults or conflicts which would have a material adverse effect on Parent's or Acquisition Sub's ability to satisfy their respective obligations under this Agreement; and (d) assuming this Agreement constitutes a valid and binding agreement of each Stockholder, this Agreement constitutes a valid and binding agreement of Acquisition Sub and Parent, enforceable against Acquisition Sub and Parent in accordance with its terms (subject to any Enforceability Exceptions).

Section 5. TERMINATION; FURTHER ASSURANCES

5.1 Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (such applicable date, the “Termination Date”) (a) the Effective Time, (b) the date of termination of the Merger Agreement, (c) the entry without the prior written consent of such Stockholder into any amendment or modification to the Merger Agreement or any waiver of any of the Company's rights under the Merger Agreement, in each case, that results in a decrease in the Offer Price or Merger Price (each as defined in the Merger Agreement on the date hereof), (d) mutual consent of the parties hereto, (e) the termination of this Agreement by written notice from Parent to the Stockholders, (f) the termination or withdrawal of the Offer by Parent or Acquisition Sub, or (g) the expiration of the Offer without Acquisition Sub having accepted for payment shares of Company Common Stock validly tendered in the Offer. Upon termination of this Agreement, (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under Contract, tort or otherwise, and (ii) each Stockholder shall be permitted to withdraw, and unless otherwise agreed to by such Stockholder, shall be deemed to have validly and timely withdrawn, any Covered Securities tendered in the Offer. Notwithstanding the preceding sentence, this Section 5.1 and Section 6 shall survive the termination of this Agreement and shall remain in full force and effect. The termination of this Agreement shall not relieve any party from any liability for fraud, any knowing and intentional breach of any representation or warranty contained in this Agreement or any willful and intentional breach of any covenant or agreement contained in this Agreement.

5.2 Further Assurances. From time to time, at Parent's request and without further consideration, each of Parent, Acquisition Sub and Stockholder shall execute and deliver such additional documents and use commercially reasonable efforts to take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6. MISCELLANEOUS PROVISIONS

6.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto during the period from the date of this Agreement until the Termination Date.

6.2 Waiver. At any time prior to the Effective Time or the Expiration Date, whichever is earlier, the parties may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; or (c) to the extent permitted by applicable Legal Requirements, waive compliance with any of the agreements or covenants of the other parties or any condition that exists in favor of the waiving party contained herein. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.3 Entire Agreement; Counterparts. This Agreement (including all Exhibits hereto) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

6.4 Applicable Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by, and construed and enforced in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it shall not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party's address and in the manner set forth in Section 6.8 shall be effective service of process for any such action.

(c) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.4(c).

6.5 No Partnership, Agency, or Joint Venture; No Effect on Fiduciary Relationship. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto. Each Stockholder signs this Agreement solely in Stockholder's capacity as a stockholder of the Company, and not in any other capacity, and nothing in this Agreement (including the last sentence of Section 3.2) shall restrict or limit the ability of any Stockholder or any of its Affiliates or any other Person who is an officeholder or director of the Company to take any action in his or her capacity as an officeholder or director of the Company, including any action permitted by Section 5.3 of the Merger Agreement, and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

6.6 Attorneys' Fees; Expenses. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not any shares are purchased pursuant to the Offer and whether or not the Merger is consummated.

6.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties to this Agreement, and any attempted assignment of this Agreement or any of such rights or interest hereunder and the delegation of obligations hereunder by a party without such consent shall be void and of no effect; provided, further, however, that Acquisition Sub's rights and obligations may be assigned to and assumed by Parent or any other Person directly or indirectly wholly owned by Parent. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person (other than the parties hereto).

6.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Acquisition Sub:
Maxim Integrated Products, Inc.
160 Rio Robles
San Jose, California 95134
Attention: Mark Casper, Associate General Counsel, Managing Director, Legal
Facsimile: 408-601-1833
Email: mark.casper@maximintegrated.com
Phone: 408-601-5865

with a copy (which shall not constitute notice) to:
Baker & McKenzie LLP
660 Hansen Way
Palo Alto, California 94304
United States
Attention: Matthew R. Gemello
Facsimile: 650-856-9299
Email: matthew.gemello@bakermckenzie.com
Phone: 650-856-5541
if to the Stockholders (it being understood that notice sent to the Company shall be deemed notice to each Stockholder):
Volterra Semiconductor Corporation
47467 Fremont Blvd.
Fremont, California 94538
Attention: David Oh
Facsimile: (510) 743-1608
Email: doh@volterra.com
Phone: (510) 743-1282
with a copy (which shall not constitute notice) to:
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
Attention: Gordon K. Ho
Facsimile: 650-849-7400

Email: gho@cooley.com
Phone: 650-843-5000
6.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to negotiate in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

6.10 Enforcement. Each of the parties acknowledges and agrees that irreparable damage would occur and no adequate remedy at law would exist in the event that any of the provisions of this Agreement were not performed by any of the parties in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any of the parties of their respective covenants or obligations contained in this Agreement, the other parties shall be entitled to obtain, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach; this being in addition to any other remedy to which each party is entitled at law or in equity. Each of the parties further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

6.11 No Ownership Interest. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Acquisition Sub any direct or indirect ownership or incidence of ownership of or with respect to the Covered Securities. All rights, ownership and economic benefits of and relating to the Covered Securities shall remain vested in and belong to each Stockholder, and neither Parent nor Acquisition Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Covered Securities.

6.12 Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement herein shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns; (iii) any reference herein to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Mark Casper
Name: Mark Casper
Title: Secretary

VICTORY MERGER SUB, INC.

By:	/s/ Mark Casper
Name: Mark Casper
Title: Secretary, president

SIMON BIDDISCOMBE

/s/ Simon Biddiscombe

MIKE BURNS

/s/ Mike Burns

FU-TAI LIOU

/s/ Fu-Tai Liou

WILLIAM NUMANN

/s/ Wiliam Numann

NUMANN REVOCABLE TRUST

/s/ Wiliam Numann

CHRISTOPHER PAISLEY

/s/ Christopher Paisley

RALPH QUINSEY

/s/ Ralph Quinsey

JEFF RICHARDSON

/s/ Jeff Richardson

EDWARD ROSS

/s/ Edward Ross

JEFFREY STASZAK

/s/ Jeffrey Staszak

STASZAK FAMILY LIVING TRUST

/s/ JEFFREY STASZAK

STEPHEN SMITH

/s/ Stephen Smith

CRAIG TEUSCHER

/s/ Craig Teuscher

TEUSCHER 2007 TRUST

/s/ Craig Teuscher

TONY STRATAKOS

/s/ Tony Stratakos

Exhibit A
STOCKHOLDERS AND BENEFICIAL OWNERSHIP

Stockholder	Shares of Company Common Stock Beneficial Owned
Simon Biddiscombe	0
Mike Burns	5,478
Fu−Tai Liou	20,700
William Numann (Individual)	1,712
Numann Revocable Trust	23,910
Christopher Paisley	25,800
Ralph Quinsey	8,500
Jeff Richardson	3,600
Edward Ross	17,050
Jeffrey Staszak (Individual)	13,395
Staszak Family Living Trust	84,500
Stephen Smith	900
Craig Teuscher (Individual)	982
Teuscher 2007 Trust	115,804
Tony Stratakos	186,936
TOTAL	509,267